Exhibit 99.1

NEWS RELEASE

Ducommun to Divest Miltec Corporation

Company Enters Agreement to Sell Non-Core Engineering Services Business

LOS ANGELES, February 25, 2016— Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced that it has entered into a definitive agreement with General Atomics to sell the Company’s Miltec Corporation subsidiary for $14.6 million in cash, subject to post-closing adjustments. Miltec provides engineering, technical and program management services principally to the U.S. Department of Defense and U.S. intelligence agencies for advanced weapons systems and military defense systems. The business had sales of approximately $28.2 million in 2015. The completion of the transaction is subject to customary closing conditions. KippsDeSanto & Co. acted as financial advisor to Ducommun.

“With the sale of Miltec, we are taking another proactive step in focusing our energy, attention and resources on the strategic areas that are core to Ducommun’s growth and financial performance going forward,” said Anthony J. Reardon, chairman and chief executive officer. “We believe that our current portfolio is now better positioned to support our vision to provide unique, value-added solutions and technologies to the aerospace, defense and related end markets.”

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7200

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

###

Ducommun to Divest Miltec Corporation	2